UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)                           (First)             (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Polo Ralph Lauren Corporation
    (RL)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

    May/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |   5/13/02  |   C    |   |       01      | A   |          |              |   01    |    01    |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Class A Common Stock                |   5/13/02  |   S    |   |       01      | D   |   $25.20 |      01      |   01    |    01    |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
             |        |        |      |                 |                 |                       |        |9.       |10.   |      |
             |        |        |      |                 |                 |                       |        |Number   |Owner-|      |
             |        |        |      |                 |                 |                       |        |of       |ship  |      |
             |2.      |        |      |                 |                 |                       |        |Deriv-   |of    |      |
             |Conver- |        |      | 5.              |                 |7.                     |        |ative    |Deriv-|11.   |
             |sion    |        |      | Number of       |                 |Title and Amount       |        |Secur-   |ative |Nature|
             |or      |        |      | Derivative      |6.               |of Underlying          |8.      |ities    |Secur-|of    |
             |Exer-   |        |4.    | Securities      |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
             |cise    |3.      |Trans-| Acquired (A)    |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
             |Price   |Trans-  |action| or Disposed     |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.           |of      |action  |Code  | of (D)          |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of     |Deriv-  |Date    |(Instr| (Instr. 3,      |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative   |ative   |(Month/ |8)    | 4 and 5)        |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security     |Secur-  |Day/    |------| ----------------|Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)   |ity     |Year)   |Code|V|  (A)| (D)       |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
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
Class C      |        |        |    | |     |           |        |        |Class A      |         |        |         |      |      |
Common Stock |   02   | 5/13/02|  C | |     |     01    |   02   |   02   |Common Stock |01 and 02|        |   03    |  03  |  03  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners, L.P. ("GSCP"), Bridge Street Fund 1994, L.P. ("Bridge Street"), Stone Street Fund 1994, L.P. ("Stone Street" and together with GSCP and Bridge Street, the "Limited Partnerships"), Stone Street 1994, L.L.C ("Stone 1994 LLC"), GS Advisors, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group", and together with GSCP, Bridge Street, Stone Street, Stone 1994 LLC, GS Advisors and Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs, GS Group, GSCP, Bridge Street, Stone Street, Stone 1994 LLC and GS Advisors is 85 Broad Street, New York, New York 10004.

Explanation of Responses:

01: In connection with the Offering (as defined below), the Limited Partnerships converted, in aggregate, 12,150,000 shares of Class C Common Stock into an equal number of shares of Class A Common Stock. Pursuant to an underwritten public offering, the Limited Partnerships sold 11,000,000 shares of Class A Common Stock and an additional 1,150,000 shares of Class A Common Stock pursuant to the underwriter's exercise of the over-allotment (the "Offering").

Accordingly, 11,475,007 shares of Class C Common Stock beneficially owned directly by GSCP were converted into an equal number of shares of Class A Common Stock. GSCP sold 11,475,007 shares of Class A Common Stock in the Offering.

329,729 shares of Class C Common Stock beneficially owned directly by Stone Street were converted into an equal number of shares of Class A Common Stock. Stone Street sold 329,729 shares of Class A Common Stock in the Offering.

345,264 shares of Class C Common Stock beneficially owned directly by Bridge Street were converted into an equal number of shares of Class A Common Stock. Bridge Street sold 345,264 shares of Class A Common Stock in the Offering.

Goldman Sachs beneficially owns directly and GS Group may be deemed to beneficially own indirectly 2,291 shares of Class A Common Stock. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The Reporting Persons other than GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Class A Common Stock beneficially owned directly by Goldman Sachs.

02: Shares of Class C Common Stock are convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock.

03: Goldman Sachs and GS Group may be deemed to beneficially own indirectly in the aggregate 10,570,979 shares of Class C Common Stock through the Limited Partnerships of which affiliates of Goldman Sachs and GS Group are the general partner or managing general partner. Goldman Sachs is the investment manager of GSCP. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

GSCP beneficially owns directly and its general partner, GS Advisors, may be deemed to beneficially own indirectly 9,983,708 shares of Class C Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

Bridge Street beneficially owns directly and its managing general partner, Stone 1994 LLC, may be deemed to beneficially own indirectly 300,393 shares of Class C Common Stock. Stone 1994 LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

Stone Street beneficially owns directly and its general partner, Stone 1994 LLC, may be deemed to beneficially own indirectly 286,878 shares of Class C Common Stock. Stone 1994 LLC disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.


**Signatures:

GS CAPITAL PARTNERS, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


GS ADVISORS, L.L.C.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact

BRIDGE STREET FUND 1994, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


STONE STREET FUND 1994, L.P.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


STONE STREET 1994, L.L.C.


By:  s/ Roger S. Begelman
     ---------------------------
     Name:   Roger S. Begelman
     Title:  Attorney-in-fact


Date:  June 10, 2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.